September 7, 2014

To:	Bone Biologics, Inc. (the “Company”)
To:	Musculoskeletal Transplant Foundation (“MTF”)

(each, a “Party” and together with AFH Holding & Advisory (“AFH Advisory”), the “Parties”)

Dear Sirs,

Side Letter Agreement (the “Agreement”)

The purpose of this Agreement is to set out the terms among the Parties for their relationship in respect of the Company.

BACKGROUND

A.	The Parties entered into that certain Amended and Restated Letter of Intent (the “LOI”) dated May 7, 2014, as amended, with respect to the transactions described below wherein it is contemplated that, among other things the Company shall consummate a business combination (the “Business Combination”) with a Delaware corporation (“Acquisition Co.”) publicly reporting pursuant to the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), pursuant to a reverse merger or other similar transaction, as agreed to by the parties resulting in the Company becoming a public company (“PubCo”).

B.	Pursuant to the terms of the LOI, after the consummation of the Business Combination, AFH Advisory shall use its reasonable best efforts to assist Acquisition Co. in certain other transactions, including procuring one or more investors for a private financing, whether debt or equity, of a minimum of $2.5 million and up to a maximum of $5.0 million (the “Private Placement”).

C.	The Parties have agreed that AFH Advisory and MTF will receive certain compensation in case certain commercial milestones are achieved by specified times following the closing of the Private Placement.

AGREEMENT

In consideration of the foregoing, and upon execution of this Agreement, the Parties agree as follows:

1.	MILESTONES

1.1	The Company and/or Pubco will use commercially reasonable efforts to achieve the following milestones (the “Milestone Targets”) by the specified times (the “Milestone Periods”) following the closing of the Private Placement:

(i)	Complete media screening studies of cell line within two (2) to three (3) months:

(ii)	Initiate manufacturing of master cell bank within three (3) to four (4) months;

(iii)	Initiate formulation studies for the cGMP manufacturing process once sufficient Nell-1 material is available within approximately eight (8) to ten (10) months;

(iv)	Initiate a pre-clinical bioreactor production run for toxicology material within nine (9) to twelve (12) months following the closing of the Private Placement;

(v)	Initiate pre-clinical toxicology studies to include carcinogenicity and reproductive within approximately eleven (11) to thirteen (13) months;

(vi)	Finalize refinement of the manufacturing process within approximately twelve (12) to fourteen (14) months;

(vii)	Initiate cGMP bioreactor run within twelve (12) to fourteen (14) months or after completion of (v), and

(viii)	Request an IDE meeting to review the clinical safety plan within eighteen (18) to twenty (20) months.

2.	COMPENSATION

2.1	AFH Advisory and MTF will each receive restricted shares equal to and not to exceed 2.5% of the fully diluted shares of the Company at the time of the completion of the Milestone Targets. Notwithstanding anything contained herein to the contrary, it is understood that such 2.5% will be aggregated with all other applicable amounts in calculating the 10% of fully diluted shares of the Company owed to AFH Advisory in the form of the Advisor Shares (as such term is defined in the LOI).

3.	MISCELLANEOUS PROVISIONS

3.1	Governing Law, Dispute Resolution and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof. Each party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware for any disputes, controversies, or claims arising out of or relating to this Agreement and the transactions contemplated hereby. The parties hereby irrevocably waive any objection to jurisdiction and venue for any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. The parties agree to submit to the in personam jurisdiction of such courts. The prevailing party in any such dispute shall be entitled to recover from the other party its reasonable attorneys’ fees, costs and expenses.

3.2	Counterparts. This Agreement may be signed in two or more counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission or by email transmission in portable digital format, or similar format, shall constitute effective execution and delivery of such instrument(s) as to the parties and may be used in lieu of the original for all purposes. Signatures of the parties transmitted by facsimile or by email transmission in portable digital format, or similar format, shall be deemed to be their original signatures.

3.3	Entire Agreement. This Agreement constitutes the complete and entire agreement between the parties pertaining to the subject matter contained herein and supersedes all prior and contemporaneous discussions, negotiations, understandings, agreements, representations, and understandings of the Parties, whether oral or written, expressed or implied. Each of the Parties acknowledge that no other party, nor any agent or attorney of any other party, has made any promise, representation, or warranty whatsoever, express or implied, and not contained herein, concerning the subject matter hereof to induce the party to execute or authorize the execution of this Agreement, and acknowledges that the party has not executed or authorized the execution of this instrument in reliance upon any such promise, representation, or warranty not contained herein.

If you agree to the foregoing, please return a signed copy of this Agreement to the undersigned no later than September 8, 2014, after which time this Agreement will expire if not so accepted.

Very truly yours,

AFH HOLDING AND ADVISORY, LLC

By:	/s/ Amir F. Heshmatpour
Name:	Amir F. Heshmatpour
Title:	Managing Director

BONE BIOLOGICS, INC.

By:	/s/ Michael Schuler
Name:	Michael Schuler
Title:	CEO

THE MUSCULOSKELETAL TRANSPLANT FOUNDATION

By:	/s/ Michael J. Kawas
Name:	Michael J. Kawas
Title:	EVP/CFO